Amendment No. 1
To
Employment Agreement

            THIS AMENDMENT NO. 1 dated as of December 12, 2000 between OneLink, Inc., a Minnesota corporation (formerly known as “OneLink Communications, Inc., the “Company”) and Paul Lidsky, an individual resident of the State of Minnesota (the ”Executive”).

            WHEREAS, the Company and Executive entered into an Employment Agreement (the “Agreement”) dated September 2, 1997; and

            WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of Executive to his assigned duties; and

            WHEREAS, Executive desires to amend the Agreement pursuant to the terms and conditions hereof.

            NOW THEREFORE in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the parties hereby agree as follows:

1.           Capitalized terms used without definition herein shall have the meanings set forth in the Agreement.

2.           The second sentence of paragraph 2 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“Thereafter, the term of this Agreement shall be automatically extended for successive one (1) year periods unless either party objects to such extension by written notice to the other party at least sixty (60) days prior to the end of the initial term or any extension term, provided, however that if a Change of Control (as defined below) shall have occurred during such term, the term of this Agreement shall be automatically extended until the end of the six (6) moths period beginning on the date of such Change of Control and shall terminate at the end of such period.”

3.            A new paragraph 10.08 shall be added to the end of Section 10 as follows:

“The word “Company” as used herein shall also include any other entity that (i) employs Executive immediately after a Change in Control, (ii) is a successor to or assignee of the business and/or assets of the Company and (iii) either executes and delivers the agreement provided for in Section 12.06 or otherwise becomes or remains bound by all the terms and provisions of this Agreement by operation of law.”

4.           SECTION 12.06 of the Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

Successors and Assigns.  (a)  This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns, and by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary last designated in a writing delivered to the Employer before his death, or otherwise to the Executive's devisee or legatee under a last will and testament or testamentary trust or, if there be none of the foregoing, to the Executive's estate.

(b) The Company will require any successor or assign that purchases (other than by a merger of corporations) all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place.

5.           Except as explicitly set forth herein the Agreement shall not be modified, amended or changed.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date and year first above written.

ONELINK, INC.

By
Its:

Paul Lidsky